Calvetti Ferguson
Advising beyond Accounting

1201 Louisiana, Ste 800
Houston, TX 77002
Office: 713.957.2300
Fax: 713.895.9393
www.calvettiferguson.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the incorporation by reference into the Registration Statement on Form 10 of Northstar Healthcare Inc. (the "Company") to be filed on August 25, 2014 (the "Registration Statement") of our report, and all references thereto, dated August 26, 2014, with respect to the consolidated balance sheets, statements of operations, comprehensive income, changes in equity, and cash flows of the Company for the years ended December 31, 2013 and 2012, which appears in Item 13 to the Company's Form 10 filed with the United States Securities and Exchange Commission on August 26, 2014 and (b) all references to our firm, in the form and context in which such references appear, in the Registration Statement.

Calvetti Ferguson

Houston, TX

August 26, 2014